UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

51 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	SPWR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2022, SunPower Corporation, a Delaware corporation (the “Company” or “SunPower”), entered into a Master Supply Agreement (the “Master Supply Agreement”) with Maxeon Solar Technologies, Ltd., a Singapore public company limited by shares (“Maxeon”), which replaces the previous Supply Agreement, dated as of August 26, 2020, by and between SunPower and Maxeon, as amended to date (the “2020 Supply Agreement”). Under the Master Supply Agreement, SunPower will purchase from Maxeon, and Maxeon will sell to SunPower, certain designated products for use in residential and commercial solar applications in the Territory (as defined therein), with Maxeon exclusively selling certain designated residential products to SunPower for a period of time, as further described below and in the Master Supply Agreement.

The Master Supply Agreement will remain in effect until December 31, 2023, subject to customary early termination provisions triggered by a breach of the other party (with the right to cure depending on the breach) and insolvency events affecting the other party.

Under the Master Supply Agreement, SunPower is required to purchase, and Maxeon is required to supply, specified amounts of certain products during each calendar quarter of the term. For the remainder of 2022, the minimum volumes are specifically enumerated for each purchased product. For 2023, SunPower may purchase certain minimum volumes based on its forecasted requirements, subject to certain limitations. The purchase price for each product, subject to certain adjustments, will be fixed for 2022 based on the power output (in watts) of the relevant product. For 2023, the purchase price will be fixed, subject to adjustment as mutually agreed in the event of fluctuation in the cost of polysilicon above a specified threshold.

The Master Supply Agreement also includes exclusivity provisions that, subject to certain exceptions, will prohibit Maxeon from selling certain products to anyone other than SunPower for use in residential applications in the Territory. The exclusivity provisions will last until December 31, 2022 for X-Series products and M-Series products. Exclusivity on M-Series products is extendable to October 13, 2023 upon the satisfaction of certain conditions, including SunPower’s delivery of binding volume commitments by September 1, 2022. The exclusivity provisions will not apply to other Maxeon products, products for use in other applications including multiple-user, community solar products, off-grid applications, certain portable or mobile small-scale applications (including applications where solar cells are integrated into consumer products), commercial, or power plant, front-of-the-meter applications where the electricity generated is sold to a utility or other reseller. Additionally, the Master Supply Agreement contains reciprocal non-solicitation provisions with respect to certain of each party’s employees, including sales employees.

The foregoing description of the Master Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entry into the Master Supply Agreement, the parties agreed to terminate the 2020 Supply Agreement, effective as of February 14, 2022, with standard product warranty and outstanding payment and delivery obligations surviving. The parties entered into the 2020 Supply Agreement in connection with SunPower’s spin-off of Maxeon in August 2020. In addition to the 2020 Supply Agreement, the parties entered into a separation and distribution agreement and additional agreements that govern the relationships between the Company and Maxeon following the spin-off, including: a tax matters agreement, employee matters agreement, transition services agreement, back-to-back agreement, brand framework agreement, cross license agreement, and collaboration agreement.

Item 2.02.	Results of Operations and Financial Condition.

On February 16, 2022, the Company issued a press release, included as Exhibit 99.1 hereto, announcing its results of operations for its fourth quarter and fiscal year ended January 2, 2022.

The information furnished in Item 2.02 and Item 9.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Master Supply Agreement, dated as of February 14, 2022 (portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).)
99.1	Press release dated February 16, 2022

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

February 16, 2022	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer